[GRAPHIC OMITTED]                                                  Press Release
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Contacts:
Investors                                        Media
Investor Relations Department                    Denise DesChenes / Kara Findlay
(800) 451-3801                                   Sard Verbinnen & Co
                                                 (212) 687-8080

                       FOAMEX COMPLETES REORGANIZATION AND
                             EMERGES FROM CHAPTER 11

                   Court Approved Plan Becomes Effective Today

                 Gregory J. Christian Named President of Company

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LINWOOD, PA, February 12, 2007 - Foamex International Inc. (FMXIQ.PK) announced today that its Plan of Reorganization (the "Plan") has become effective and the Company has successfully emerged from chapter 11 bankruptcy protection.

The Company also announced that Mr. Gregory J. Christian, who had been Executive Vice President, Chief Restructuring Officer, Chief Administrative Officer, and General Counsel of Foamex, has been named President of the Company, effective immediately. Mr. Christian, who joined the Company in 1996, will also continue to serve on the Company's Board of Directors.

Raymond E. Mabus, Chairman and Chief Executive Officer of Foamex, said: "This is an extraordinary day for Foamex. It marks the close of one of the most challenging times in the history of the Company, and more importantly, it is the beginning of a new era. Foamex is emerging as a stronger, leaner company, with a reinvigorated business and the financial flexibility needed to compete and be the industry leader. We have worked diligently with our employees, advisors and stakeholders to reach this point."

Mabus continued, "Central to our turnaround has been our efforts to transform the business from a traditional foam manufacturer to a market-focused provider of polyurethane foam-based solutions and specialty comfort products. Innovation is the cornerstone of our future. We are partnering with our customers to develop specialty solutions for diverse markets, while still continuing to be a full service provider of high quality products to the traditional markets we serve. We believe that executing this strategy, coupled with discipline, hard work and operational excellence will ensure our future success.


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"Emerging from chapter 11 is extremely gratifying. I am pleased to say that the results of our restructuring process exceeded everyone's expectations - a true testament to the hard work of our employees, our restructuring team, and all of our stakeholders. Our situation is highly unusual in that all of Foamex's creditors will be paid in full in cash, and our equityholders will have the opportunity to retain their interests in Foamex. Today's news, combined with our operational performance, provides strong evidence that we have good momentum and a promising future."

Mabus continued, "Additionally, I would like to congratulate Greg on his well-deserved promotion to President of Foamex. This is truly a testament to the invaluable contributions he has made to the Company and the central role he played in the reorganization process. We look forward to his many contributions in the years ahead in this new capacity.

"I would also like to express thanks to Andy Thompson, Executive Vice President of Foam and Technical Products, and Don Phillips, Executive Vice President of Automotive Products. With Greg, they have been instrumental in effectuating Foamex's turnaround and the Company's strategic shift. As I've said, Foamex has a bright future and I look forward to working with these three leaders and the rest of our talented employees as we take Foamex to the next level."

In accordance with the Plan, holders of allowed claims will be satisfied in full in cash. Additionally, the Company's equityholders will retain their interests in Foamex, subject to dilution as a result of the issuance of additional common stock in connection with the rights offering, the call option and any common stock to be issued under the proposed Management Incentive Plan and the existing Key Employee Retention Program or upon exercise of any stock options. Foamex has begun to make the initial distributions required under the Plan, and expects to finish making all distributions required to be made on or about the effective date by February 15th.

With the Company's emergence from bankruptcy, Foamex has a new seven-member board of directors. The members are Messrs. Mabus and Christian; Mr. Thomas M. Hudgins, retired Partner, Ernst & Young LLP; Mr. Robert B. Burke, Founder and Chief Executive Officer of Par IV Capital Management, LLC; Mr. Seth Charnow of the D. E. Shaw Group; Mr. Eugene I. Davis, Chairman and Chief Executive Officer of PIRINATE Consulting Group, LLC; and Gregory E. Poling, President of Grace Davison Chemicals, an operating segment of W.R. Grace & Co., and Vice President of W.R. Grace & Co.

About Foamex International Inc.
Foamex, headquartered in Linwood, PA, is the world's leading producer of polyurethane foam-based solutions and specialty comfort products. The Company services the bedding, furniture, carpet cushion and automotive markets and also manufactures high-performance polymers for diverse applications in the industrial, aerospace, defense, electronics and computer industries. Foamex has approximately 4,000 employees across more than 35 facilities in the U.S., Canada and Mexico. For more information visit the Foamex web site at http://www.foamex.com.


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Forward-Looking Statements
This press release contains, and oral statements made from time to time by representatives of the Company may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, future operating results, operating efficiencies, future market prices and margins, future energy costs, future government and legislative action, future cost savings, future benefit costs, the Company's liquidity and ability to finance its operations, and other statements that are not historical facts that involve certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company's most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Readers should be aware that any forward-looking statement made in this press release or elsewhere by the Company speaks only as of the date on which it is made, and the Company disclaims any obligation or intent to update any of the factors listed above or forward-looking statements.

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